SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 2, 2001

                             PROVIDENT BANCORP, INC.
               (Exact Name of Registrant as Specified in Charter)

  United States of America                0-25233                06-1537499
(State or Other Jurisdiction)       (Commission File No.)    (I.R.S. Employer
      of Incorporation)                                      Identification No.)


400 Rella Boulevard, Montebello, New York                               10901
(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code:       (845) 369-8040



                                 Not Applicable
          (Former name or former address, if changed since last report)




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Item 5.        Other Events

        On November 2, 2001 Provident Bancorp, Inc. (the "Registrant") and its wholly-owned subsidiary, Provident Bank (the "Bank"), entered into an Agreement and Plan of Merger (the "Agreement') with The National Bank of Florida ("NBF"). Under the terms of the Agreement, NBF will be merged into the Bank, all shares of NBF will be cancelled, and the Registrant will pay $4,014.29 per share in cash for each of the 7,000 outstanding shares of NBF's common stock.

        As a result of the merger, NBF's main office and branch office will become branch offices of the Bank. The aggregate purchase price for the transaction is approximately $28.1 million.

        Consummation of the merger is subject to approval by NBF's shareholders and the receipt of all required regulatory approvals. It is anticipated that the transaction will be completed by the end of the first quarter of the year 2002.

Item 7.        Financial Statements, Pro Forma Financial Information, and
               Exhibits

               The following Exhibits are filed as part of this report:

        Exhibit No.                         Description

             2 Agreement and Plan of Merger By and Between Provident Bancorp, Inc., Provident Bank and The National Bank of Florida Dated as of November 2, 2001

           99 Joint Press Release of Provident Bancorp, Inc. and The National Bank of Florida


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           PROVIDENT BANCORP, INC.



DATE: November 9, 2001              By:    \s\ George Strayton
                                           George Strayton
                                           President and Chief Executive Officer



































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                                  EXHIBIT INDEX

The following Exhibits are filed as part of this report:

        Exhibit No.                         Description

             2 Agreement and Plan of Merger By and Between Provident Bancorp, Inc., Provident Bank and The National Bank of Florida Dated as of November 2, 2001

           99 Joint Press Release of Provident Bancorp, Inc. and The National Bank of Florida